CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-266881 on Form S-8 and Registration Statement Nos. 333-266136, 333-275111 and 333-273262 on Form F-3 of our report dated March 20, 2024, relating to the financial statements of Alvotech appearing in this Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ Deloitte ehf.
Deloitte ehf.
Kópavogur, Iceland
March 20, 2024